Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Keel Infrastructure Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value	(1)	Other	3,142,125	$2.27	$7,132,623.75	0.0001381	$985.02
Equity	Common Stock, $0.001 par value	(2)	Other	49,713,013	$1.90	$94,454,724.70	0.0001381	$13,044.20

Total Offering Amounts:						$101,587,348.45		14,029.22
Total Fee Offsets:								0.00
Net Fee Due:								$14,029.22

__________________________________________
Offering Note(s)

(1)	1a. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates shall also cover any additional shares of Common Stock, $0.001 par value of the Company (the “Common Stock”) of Keel Infrastructure Corp. (the “Registrant”) that become issuable by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or certain other similar transactions effected without the Registrant’s receipt of consideration that result in an increase in the number of outstanding shares of Common Stock.

1b. Represents 3,142,125 shares of Common Stock issuable pursuant to options granted under the Bitfarms Ltd. Long-Term Incentive Plan, which has been amended and restated in connection with Bitfarms Ltd.’s U.S. redomiciliation and is now the Keel Infrastructure Corp. Amended and Restated Long-Term Performance Incentive Plan (the “Keel Plan”) that have not yet been exercised.

1c. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of $2.27 (converted from C$3.16 at an exchange rate of C$1.00 = $0.7174 which was the daily average exchange rate reported by the Bank of Canada on March 31, 2026, a date within 5 business days of filing the registration statement to which this exhibit relates), which is the weighted average exercise price of option awards outstanding under the Keel Plan as of the date of the registration statement to which this exhibit relates.
(2)	2a. Represents 49,713,013 shares of Common Stock for future issuance under the Keel Plan.

2b. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices of the Common Shares on the Nasdaq Stock Market on March 29, 2026, which was $1.90.